CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-1A, Pre-Effective Amendment No. 2, of our report dated June 28, 2005, with respect to the financial statements and financial highlights of Small Cap Value Fund, Inc. which is included in such Registration Statement and to the use of our name and the statement with respect to us, as appearing in Part B to the Registration Statement under the heading "Other Service Providers" in the Statement of Additional Information.

Helin, Donovan, Trubee & Wilkinson, LLP

/s/ Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas
October 11, 2005